Exhibit 99.1

News Release

SuperGen Announces Departure of Chief Medical Officer

DUBLIN, Calif., May 1, 2009 — SuperGen, Inc. (NASDAQ: SUPG) a pharmaceutical company dedicated to the discovery and development of novel cancer therapies, announced that Gregory Berk, M.D., Chief Medical Officer, has left the Company.

Michael D. Young, M.D., Ph.D., a current member of the SuperGen board of directors and Chairman and Chief Scientific Officer of Strategic Healthcare Development, LLC, will serve as SuperGen’s interim Chief Medical Advisor, consulting to James S. J. Manuso, Ph.D., President and Chief Executive Officer. Dr. Manuso will oversee both clinical and regulatory development until a replacement for Dr. Berk can be found. A global search for a new chief medical officer has been initiated.

Clinical operations will continue to report to Gavin Choy, PharmD, Vice President, Clinical Operations, and regulatory and quality affairs will continue to report to David Smith, Ph.D., Vice President, Regulatory and Quality Affairs. During the search for a new chief medical officer, Drs. Choy and Smith will report directly to Dr. Manuso. SuperGen has two products currently in clinical development.

About Michael D. Young, M.D., Ph.D., MBA

Dr. Young has served as a non-executive director since September 2002. He has more than 25 years of experience in the pharmaceutical industry, with significant management experience in the areas of clinical research and development, pre-clinical development and worldwide regulatory affairs.  Prior to joining our board of directors, he served as Executive Director, and Chief Scientific Officer, for London-based Medeva PLC and subsequently Celltech PLC., leading European biotechnology companies, where he was responsible for research and strategic product development. Previously, Dr. Young had held senior management positions in the United States for several healthcare companies.  He has served as Corporate Director, worldwide regulatory and clinical development, for The Procter & Gamble Company; as Vice President for Global Clinical Development and Regulatory Affairs at SmithKline Inc. and; as Executive V.P. for North American research and development at Astra Pharmaceuticals Inc.  Dr. Young has extensive experience with FDA liaison and served as the Chairman of the Medical Section of PhaRMA.  Prior to joining the pharmaceutical industry, Dr. Young trained at as a pediatrician in one of the UK Medical Research Council centers for the treatment of childhood leukemias.

About SuperGen

Based in Dublin, California, SuperGen is a pharmaceutical company dedicated to the discovery and development of novel cancer therapies. SuperGen is developing a number of therapeutic anticancer products focused on kinase and cell signaling inhibitors and DNA methyltransferase inhibitors.  For more information about SuperGen, please visit http://www.supergen.com.

Contacts

Timothy L. Enns	Susanna Chau
SuperGen, Inc.	SuperGen, Inc.
SVP, Corporate Communications & Business Development	Investor Relations Manager
Tel: (925) 560-2810	Tel: (925) 560-2845
E-mail: tenns@supergen.com	E-mail: schau@supergen.com